Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                          Contact: Dennis Curtin
                                                         Chief Financial Officer
                                                Phone: 1-800-544-4624, ext. 3320

   E-Z-EM ANNOUNCES RECORD NET SALES FOR FOURTH QUARTER AND FISCAL YEAR 2003

Lake Success, New York; August 13, 2003--E-Z-EM, Inc., (AMEX: EZM) today announced record net sales results for the fourth quarter and fiscal year ended May 31, 2003. For the quarter, the Company reported net earnings of $2,214,000, or $.22 and $.21 per basic and diluted shares, respectively, on net sales of $36,885,000. In the fourth fiscal quarter of 2002, the Company reported net earnings of $707,000, or $.07 per basic and diluted shares, on net sales of $33,217,000. The Company attributed the improved results to continued growth in its AngioDynamics subsidiary and to strong sales of its diagnostic products for computed tomography (CT) imaging.

For fiscal 2003, the Company posted net earnings of $2,741,000, or $.27 and $.26 per basic and diluted shares, respectively, on net sales of $133,158,000--also a record figure for the period. Results for the year compare to fiscal 2002 net earnings of $585,000, or $.06 per basic and diluted shares on net sales of $122,133,000.

Both the fiscal 2003 and 2002 results included charges for restructuring and repositioning the Company. Fiscal year 2003 included $709,000 in costs associated with the recapitalization of the Company's common stock from two classes to one class during the second quarter, which impacted earnings for the year by $.07 per basic and diluted shares. Fiscal 2002 results included $1,393,000 in restructuring costs related to the closure of the Company's Japanese manufacturing facility in December 2001, which impacted earnings for that year by $.14 and $.13 per basic and diluted shares, respectively. As previously announced, the Company plans to further streamline its operations, specifically by closing its device manufacturing facility in Puerto Rico and its heat sealing operation in Westbury, NY. After the realignment, the Company will maintain three core manufacturing sites; Glenn Falls, NY, Westbury, NY, and Montreal, Canada. An expected charge to earnings of $1.9 million, mainly severance related, will be booked in the 2004 fiscal year as a result of this program. It was originally reported that $1.1 million of this amount would be booked in the fourth quarter of fiscal year 2003. However, due to project timing and terms of severance arrangements, the entire charge is expected to occur in fiscal 2004.

                                     -more-

Commenting on the Company's results, Anthony A. Lombardo, E-Z-EM's President and Chief Executive Officer, said, "The Company's net sales for the quarter and for the year were up 11% and 9%, respectively, from the same periods of the previous year. Sales grew in both of our two radiology business segments, results that continue to reflect the trends in CT imaging and interventional radiology. Our AngioDynamics subsidiary recorded another strong performance, with sales growing 34% for the quarter and 24% for the year. Growth was driven primarily by sales of dialysis products, such as MoreFlow(TM) and DuraFlow(TM) dialysis catheters, and of our ELVS(TM) endovascular laser system--a new product introduced in the second quarter. We also continue to see steady sales growth in our angiographic, vascular access, and PTA dilation catheter product lines.

"Our core E-Z-EM segment recorded 3% sales growth for the quarter and 4% for the year. Results in this segment were attributable to increasing sales of our CT imaging products, such as Readi-Cat(R) and our family of CT Smoothies. Sales of our EmpowerCT(R) injector system--a product recently cited as number one in its class in an MD Buyline user satisfaction survey--were also strong for the quarter. Sales growth in these product areas, as well as in our Varibar(R) dysphagia line, continues to provide positive momentum. The growth in our CT based products reflects the repositioning of the Company as a CT solutions provider. Our recently announced co-marketing agreement with Berlex for injectable contrast for CT should help reinforce this position.

"Operating expenses for the quarter were comparable to the prior year's fiscal quarter. For the year, expenses increased $4,588,000 or 9% from fiscal 2002. The increase in operating expenses was principally due to: the Company's continued investments in the interventional radiology area, particularly in the expansion of the AngioDynamics' sales force and in the extension of several product lines; and investments made in the E-Z-EM business segment, principally in selling and marketing infrastructure, and in the promotion of the EmpowerCT injector system and Virtual Colonoscopy products. We continued to provide grant support to academic Centers of Excellence for Virtual Colonoscopy--a program that conducts CME training courses for radiologists as well as product research and development work. The Company remains confident in the long-term potential of Virtual Colonoscopy, while recognizing that the modality is still in the earliest stages of its adoption as a screening tool for colon cancer. Included in the above expenses for fiscal 2003 was the $709,000 related to recapitalization of the Company's common stock from two classes to one class. Fiscal 2002 results included $1,393,000 in restructuring costs related to the closure of the Company's Japanese manufacturing facility in December 2001.

                                     -more-

"To enhance communications with our stockholders in the coming year, the Company anticipates holding regular conference calls beginning with the release of our first quarter fiscal 2004 results. Investors are encouraged to monitor the Company's website (www.ezem.com) and public announcements for further details."
                   ------------

The Company's cash, cash equivalents and short-term marketable securities at May 31, 2003 were $18.0 million. Net book value per basic share was $8.77 at May 31, 2003. The Company's balance sheet and financial position remain strong.

About E-Z-EM, Inc.

E-Z-EM is the world's largest manufacturer of contrast agents for gastrointestinal radiology. The Company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT(R) with patented EDA(TM) technology; it also offers a complete tool kit for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. E-Z-EM's wholly-owned subsidiary, AngioDynamics, manufactures a wide range of products, including angiographic, dialysis, PTA dilation, thrombolytic, image-guided vascular access, endovascular laser venous system, as well as abdominal infection drainage products. AngioDynamics' focus is on diagnostic and therapeutic products for interventional radiology and other areas of minimally invasive surgery. For additional information, please contact Tom Johnson at 1-800-544-4624, ext. 3317, (E-mail: tjohnson@ezem.com) or visit our corporate web site at www.ezem.com.
         -----------------                                     ------------

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects", "intends", "anticipates", "plans", "believes", "seeks", "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, market acceptance of virtual colonoscopy as a new imaging procedure, the size and quantity of orders for RSDL, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, including alternative procedures which continue to replace traditional fluoroscopic procedures, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended March 1, 2003, as well as its Annual Report on Form 10-K for the year ended June 1, 2002, may affect the actual results achieved by the Company.

                                      # # #

FINANCIAL RESULTS OF FOURTH QUARTER FOR E-Z-EM, INC. (AMEX-EZM)

                                      FOURTH QUARTER ENDED                                     YEAR ENDED
                                      --------------------                                     ----------

                             May 31,         June 1,        Inc. (Dec.)       May 31,            June 1,        Inc. (Dec.)
                              2003            2002         2003 vs. 2002       2003               2002        2003 vs. 2002
                              ----            ----         -------------       ----               ----        -------------
Income Statement Data:

Net Sales
    E-Z-EM                $ 25,901,000    $ 25,088,000            3%           $  95,683,000     $  92,288,000          4%
    AngioDynamics         $ 11,235,000    $  8,410,000           34%           $  38,434,000     $  30,890,000         24%
    Eliminations             ($251,000)      ($281,000)          --                ($959,000)      ($1,045,000)        --
                          ----------------------------                         -------------------------------
                          $ 36,885,000    $ 33,217,000           11%           $ 133,158,000     $ 122,133,000          9%

Gross Profit (Loss)
    E-Z-EM                $ 10,477,000    $ 10,108,000            4%           $  37,887,000     $  35,786,000          6%
    AngioDynamics         $  5,833,000    $  4,624,000           26%           $  19,862,000     $  15,557,000         28%
    Eliminations              ($19,000)       ($26,000)          --            $      47,000          ($58,000)        --
                          ----------------------------                         -------------------------------
                          $ 16,291,000    $ 14,706,000           11%           $  57,796,000     $  51,285,000         13%

Gross Profit as a
Percent of Sales                  44.2            44.3           --                     43.4              42.0         --

Operating Expenses
    E-Z-EM                $  8,542,000    $  9,420,000           -9%      (1)  $  37,343,000     $  36,211,000          3%
    AngioDynamics         $  4,785,000    $  3,866,000           24%           $  16,624,000     $  13,168,000         26%
    Eliminations                                                 --
                          ----------------------------                         -------------------------------
                          $ 13,327,000    $ 13,286,000            0%           $  53,967,000     $  49,379,000          9%

Operating Profit (Loss)
    E-Z-EM                $  1,935,000    $    688,000          181%      (1)  $     544,000         ($425,000)        --
    AngioDynamics         $  1,048,000    $    758,000           38%           $   3,238,000     $   2,389,000         36%
    Eliminations              ($19,000)       ($26,000)          --            $      47,000          ($58,000)        --
                          ----------------------------                         -------------------------------         --
                          $  2,964,000    $  1,420,000          109%           $   3,829,000     $   1,906,000        101%

Net Earnings              $  2,214,000    $    707,000          213%           $   2,741,000     $     585,000        369%

Earnings Per Common
Share
    Basic                 $       0.22    $       0.07          214%           $        0.27     $        0.06        350%
    Diluted               $       0.21    $       0.07          200%           $        0.26     $        0.06        333%

Weighted Average
Common Shares
    Basic                   10,100,032       9,877,957           --               10,048,006         9,848,473         --
    Diluted                 10,428,049      10,396,942           --               10,418,711        10,159,820         --

(1) - current year amount includes costs associated with the Company's common stock recapitalization of $709,000; prior year amount includes facility closing costs of $1,393,000.